As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Address of principal executive offices) (Zip code)

Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan

Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan

Wright Medical Group, Inc. Inducement Stock Option Awards

(Full title of the plan)

Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq. Oppenheimer Wolff & Donnelly LLP 222 South Ninth Street, Suite 2000 Minneapolis, Minnesota 55402 (612) 607-7287	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary shares, par value €0.03 per share, issuable pursuant to the Agreement and Plan of Merger, dated October 27, 2014, among Tornier N.V. (which changed its name to Wright Medical Group N.V.), Trooper Holdings Inc., Trooper Merger Sub Inc. and Wright Medical Group, Inc. (the “Merger Agreement”), in exchange for stock options granted initially under the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan	2,929,411 shares(5)	$23.50	$68,841,158.50	$6,933
Ordinary shares, par value €0.03 per share, issuable pursuant to the Merger Agreement in exchange for stock options granted initially under the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan	462,664 shares	$23.41	$10,830,964.24	$1,091
Ordinary shares, par value €0.03 per share, issuable pursuant to the Merger Agreement in exchange for stock options granted initially under Inducement Stock Option Grant Agreements of Wright Medical Group, Inc.	916,985 shares(2)	$16.69	$15,304,479.65	$1,542

(1)	The number of ordinary shares, par value €0.03 per share (“Ordinary Shares”), of Wright Medical Group N.V. (the “Registrant”), stated above represents Ordinary Shares issuable pursuant to stock options outstanding under the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan, and certain Inducement Stock Option Grant Agreements of Wright Medical Group, Inc. (collectively, the “Plans”), which options were exchanged for options to acquire Ordinary Shares of the Registrant pursuant to the Merger Agreement and subject to appropriate adjustments to the number of shares and the exercise price of such options.
(2)	Represents (i) 628,849 Ordinary Shares reserved for issuance pursuant to an Inducement Stock Option Grant Agreement dated September 17, 2011 between Wright Medical Group, Inc. and Robert J. Palmisano, approved by the Compensation Committee of the Board of Directors of Wright Medical Group, Inc.; (ii) 30,927 Ordinary Shares reserved for issuance pursuant to an Inducement Stock Option Grant Agreement dated October 17, 2011 between Wright Medical Group, Inc. and Julie Tracy, approved by the Compensation Committee of the Board of Directors of Wright Medical Group, Inc.; (iii) 67,008 Ordinary Shares reserved for issuance pursuant to an Inducement Stock Option Grant Agreement dated December 29, 2011 between Wright Medical Group, Inc. and James Lightman, approved by the Compensation Committee of the Board of Directors of Wright Medical Group, Inc.; and (iv) 190,201 Ordinary Shares reserved for issuance pursuant to an Inducement Stock Option Grant Agreement dated November 26, 2012 between Wright Medical Group, Inc. and Pascal E.R. Girin, approved by the Compensation Committee of the Board of Directors of Wright Medical Group, Inc.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act and calculated based on the weighted average exercise price of the exchanged options.
(5)	Amount includes 391,843 Ordinary Shares reserved for issuance in respect of options to acquire shares of common stock of Wright Medical Group, Inc. representing “substitute awards” under the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, which options were exchanged for options to acquire Ordinary Shares pursuant to the Merger Agreement. These substitute awards were granted in connection with Wright’s acquisition of BioMimetic Therapeutics Inc. (“BioMimetic”) in May of 2013 in exchange for options to acquire BioMimetic stock granted to employees of, and other service providers to, BioMimetic prior to that transaction.

EXPLANATORY NOTE

On October 1, 2015, Trooper Merger Sub Inc., an indirect, wholly-owned subsidiary of Tornier N.V., merged with and into Wright Medical Group, Inc. (“Wright”), with Wright surviving the merger as an indirect, wholly-owned subsidiary of Tornier N.V. (the “Merger”). Upon completion of the Merger, Tornier N.V. changed its name to Wright Medical Group N.V. (the “Registrant”).

Immediately prior to the effective time, each option to purchase Wright common stock then outstanding was exchanged for an option to acquire ordinary shares of the Registrant on the same terms and conditions as were applicable to the Wright option prior to the Merger, except that (a) the number of ordinary shares of the Registrant subject to the option is equal to the product of (i) the number of Wright shares subject to the existing option and (ii) 1.0309 (rounding fractional shares down to the nearest whole share) and (b) the exercise price per share under the option is equal to (i) the exercise price per share of the Wright option divided by (ii) 1.0309 (rounded up to the nearest whole cent).

The Registrant is filing this registration statement on Form S-8 to register ordinary shares issuable pursuant to stock options outstanding under the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, the Wright Medical Group, Inc., Fifth Amended and Restated 1999 Equity Incentive Plan, and certain Inducement Stock Option Grant Agreements of Wright Medical Group, Inc., which options were exchanged for options to acquire ordinary shares of the Registrant in connection with the Merger on the terms described above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 28, 2014;

(b)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 29, 2015 and June 28, 2015;

(c)	The Registrant’s current reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, March 16, 2015, April 28, 2015, May 29, 2015, June 19, 2015, September 3, 2015 and October 1, 2015;

(d)	Wright Medical Group, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended;

(e)	Wright Medical Group, Inc.’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015;

(f)	Wright Medical Group, Inc.’s current reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, February 13, 2015, April 15, 2015, May 29, 2015, June 18, 2015 and October 1, 2015; and

(g)	The description of the Registrant’s ordinary shares contained in its registration statement on Form S-4, as amended (Reg. No. 333-201175), under the heading “Description of Tornier Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the SEC by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the SEC.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s articles of association provide that the Registrant shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to the Registrant’s best interests.

In addition, the Registrant has entered into indemnification agreements with its directors and officers, which are governed by the laws of the State of Delaware (USA), and provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of association.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Articles of Association of Wright Medical Group N.V. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 1, 2015 (File No. 001-35065))

4.2	Registration Rights Agreement, dated July 16, 2010, by and among the investors on Schedule I thereto, the persons listed on Schedule II thereto and Tornier B.V. (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on August 11, 2010 (Reg. No. 333-167370))

4.3	Amendment and Waiver to Registration Rights Agreement, dated as of July 16, 2010, by and among the Investors and the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on October 17, 2012 (Reg. No. 333-184461)

4.4	Securityholders’ Agreement, dated July 18, 2006, by and among the parties listed on Schedule I thereto, KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P., and TMG B.V. (predecessor to Tornier B.V.) (incorporated by reference to Exhibit 10.28 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370))

4.5	Amendment No. 1 to the Securityholders’ Agreement, dated August 27, 2010, by and among the Securityholders on Schedule I thereto and Tornier B.V. (incorporated by reference to Exhibit 10.37 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370))

5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued (filed herewith)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Tornier N.V. (filed herewith)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Wright Medical Group, Inc. (filed herewith)

23.3	Consent of Stibbe N.V. (included as part of Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan (incorporated by reference to Wright Medical Group, Inc.’s definitive proxy statement filed with the SEC on April 4, 2013 (File No. 001-35823))

99.2	Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan (incorporated by reference to Wright Medical Group, Inc.’s definitive proxy statement filed with the SEC on April 14, 2008 (File No. 001-32883))

99.3	First Amendment to Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Wright Medical Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-32883))

99.4	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Robert J. Palmisano dated September 17, 2011 (incorporated by reference to Exhibit 10.2 to Wright Medical Group, Inc.’s Current Report on Form 8-K filed with the SEC on September 22, 2011 (File No. 000-32883))

99.5	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Julie Tracy dated October 17, 2011 (incorporated by reference to Exhibit 10.31 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (File No. 000-32883))

99.6	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and James Lightman dated December 29, 2011 (incorporated by reference to Exhibit 10.32 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (File No. 000-32883))

99.7	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Pascal E.R. Girin dated November 26, 2012 (incorporated by reference to Exhibit 10.33 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013 (File No. 000-32883))

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on October 1, 2015.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Executive Director (principal executive officer)	October 1, 2015

/s/ Lance A. Berry Lance A. Berry	Senior Vice President and Chief Financial Officer (principal financial officer)	October 1, 2015

/s/ Gary D. Blackford Gary D. Blackford	Non-Executive Director	October 1, 2015

/s/ Sean D. Carney Sean D. Carney	Non-Executive Director	October 1, 2015

/s/ John L. Miclot John L. Miclot	Non-Executive Director	October 1, 2015

/s/ David H. Mowry David H. Mowry	Executive Director	October 1, 2015

/s/ Kevin C. O’Boyle Kevin C. O’Boyle	Non-Executive Director	October 1, 2015

Name and Signature	Title	Date

/s/ Amy S. Paul Amy S. Paul	Non-Executive Director	October 1, 2015

/s/ David D. Stevens David D. Stevens	Chairman of the Board	October 1, 2015

/s/ Richard F. Wallman Richard F. Wallman	Non-Executive Director	October 1, 2015

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Non-Executive Director	October 1, 2015

WRIGHT MEDICAL GROUP N.V.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Articles of Association of Wright Medical Group N.V.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 1, 2015 (File No. 001-35065)

4.2	Registration Rights Agreement, dated July 16, 2010, by and among the investors on Schedule I thereto, the persons listed on Schedule II thereto and Tornier B.V.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on August 11, 2010 (Reg. No. 333-167370)

4.3	Amendment and Waiver to Registration Rights Agreement, dated as of October 4, 2012, by and among the Investors and the Registrant	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on October 17, 2012 (Reg. No. 333-184461)

4.4	Securityholders’ Agreement, dated July 18, 2006, by and among the parties listed on Schedule I thereto, KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P., and TMG B.V. (predecessor to Tornier B.V.)	Incorporated by reference to Exhibit 10.28 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370)

4.5	Amendment No. 1 to the Securityholders’ Agreement, dated August 27, 2010, by and among the Securityholders on Schedule I thereto and Tornier B.V.	Incorporated by reference to Exhibit 10.37 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370)

5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Tornier N.V.	Filed herewith

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Wright Medical Group, Inc.	Filed herewith

23.3	Consent of Stibbe N.V.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Filed herewith

99.1	Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan	Incorporated by reference to Wright Medical Group, Inc.’s definitive proxy statement filed with the SEC on April 4, 2013 (File No. 001-35823))

Exhibit No.	Description	Method of Filing

99.2	Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan	Incorporated by reference to Wright Medical Group, Inc.’s definitive proxy statement filed with the SEC on April 14, 2008 (File No. 001-32883)

99.3	First Amendment to Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan	Incorporated by reference to Exhibit 10.2 to Wright Medical Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-32883)

99.4	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Robert J. Palmisano dated September 17, 2011	Incorporated by reference to Exhibit 10.2 to Wright Medical Group, Inc.’s Current Report on Form 8-K filed with the SEC on September 22, 2011 (File No. 000-32883)

99.5	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Julie Tracy dated October 17, 2011	Incorporated by reference to Exhibit 10.31 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (File No. 000-32883)

99.6	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and James Lightman dated December 29, 2011	Incorporated by reference to Exhibit 10.32 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (File No. 000-32883)

99.7	Inducement Stock Option Grant Agreement between Wright Medical Group, Inc. and Pascal E.R. Girin dated November 26, 2012	Incorporated by reference to Exhibit 10.33 to Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013 (File No. 000-32883)